Exhibit 99.1
Whiting USA Trust I
Whiting USA Trust I Announces Trust Quarterly Distribution
WHITING USA TRUST I
The Bank of New York Mellon Trust Company, N.A., Trustee
NEWS
RELEASE
FOR IMMEDIATE RELEASE
Austin, Texas, August 6, 2010 — Whiting USA Trust I (NYSE Symbol — WHX) announced the third Trust distribution in 2010, which relates to net profits generated during the second quarterly payment period of 2010.
Unitholders of record on August 19, 2010 will receive a distribution amounting to $10,263,879 or $0.740332 per unit payable August 30, 2010.
Volumes, price and net profits for the payment period were:

Sales Volumes:
Oil (Bbls)	204,561
Natural Gas (Mcf)	810,366

Total (BOE)	339,622

Average Sales Prices:
Oil (per Bbl)	$66.99
Natural Gas (per Mcf)	$4.34
Gross Proceeds:
Oil Sales	$13,702,967
Natural Gas Sales	3,513,876

Total Gross Proceeds	$17,216,843

Costs:
Lease Operating Expenses	$5,404,043
Production Taxes	1,211,543
Realized Gains on Hedge Settlements	(1,122,143)

Total Costs	$5,493,443

Net Profits	$11,723,400
Percentage allocable to Trust’s Net Profits Interest	90%

Total cash available for the Trust	$10,551,060
Provision for estimated Trust expenses	(250,000)
Montana state income taxes withheld	(37,181)

Net cash proceeds available for distribution	$10,263,879

Trust units outstanding	13,863,889

Cash distribution per Trust unit	$0.740332

This press release contains forward-looking statements, including all statements made in this press release other than statements of historical fact. No assurances can be given that such statements will prove to be correct. The announced distributable amount is based, in part, on the amount of cash received or expected to be received by the Trust from Whiting Petroleum Corporation pursuant to the net profits interest with respect to the relevant quarterly period. Any differences in actual cash receipts by the Trust could affect this distributable amount. Other important factors that could cause actual results to differ materially include expenses of the Trust, fluctuations in oil and natural gas prices, uncertainty of estimates of oil and natural gas reserves and production, risks inherent in operation and production of oil and gas properties and future production costs. Statements made in this press release are qualified by the cautionary statements made in this press release. The Trustee does not intend, and assumes no obligation, to update any of the statements included in this press release.
Contact:	Whiting USA Trust I The Bank of New York Mellon Trust Company, N.A., as Trustee Mike Ulrich (512) 236-6599 919 Congress Avenue, Austin, TX 78701 www.businesswire.com/cnn/whx.htm

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